EXHIBIT 99.4

                            CARRIAGE SERVICES, INC.

             AMENDMENT NO. 2 TO 1996 DIRECTORS' STOCK OPTION PLAN

            THIS AMENDMENT NO. 2 (this "Amendment") to the Amended and Restated 1996 Directors' Stock Option Plan (as heretofore amended, the "Plan"), of CARRIAGE SERVICES, INC., a Delaware corporation (the "Company"), adopted effective February 28, 1999;

            WHEREAS, the Company originally adopted the Plan (then known as the 1996 Nonemployee Directors' Stock Option Plan) effective July 18, 1996, and then amended and restated the Plan effective as of January 7, 1997, and the Company thereafter amended the Plan on October 29, 1998; and

            WHEREAS, the Board of Directors of the Company has proposed that the Plan be further amended as hereafter described;

            NOW, THEREFORE, the Plan shall be amended as follows:

            1. DEFINED TERMS. Capitalized terms used but not defined herein shall have the meanings given such terms in the Plan.

            2. ELIGIBILITY. The first sentence of Paragraph IIIA of the Plan is hereby amended in its entirety so that, as amended, the first sentence of said Paragraph IIIA shall read as follows:

                  "Options may be granted only to individuals who are Eligible
            Directors of the Company."

            4. EFFECTIVENESS OF AMENDMENT. The amendment to the Plan evidenced by this Amendment shall be effective as of February 28, 1999, provided that such amendment is approved by the stockholders of the Company on or before September 30, 1999.

            5. RATIFICATION. As amended hereby, the Plan in hereby ratified and confirmed.